EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-144826, 333-151456, 333-157122, 333-164549, and 333-171810 on Form S-8 and in Registration Statement No. 333-165483 on Form S-3 of our reports relating to the financial statements and financial statement schedules of Dice Holdings, Inc. and the effectiveness of Dice Holdings Inc.'s internal control over financial reporting dated February 7, 2011, appearing in the Annual Report on Form 10-K of Dice Holdings, Inc. for the year ended December 31, 2010.

/S/ DELOITTE & TOUCHE, LLP

Des Moines, Iowa
February 7, 2011